Exhibit 5.1

Law Offices
Silver, Freedman, Taff & Tiernan LLP
A Limited Liability Partnership Including Professional Corporations

3299 K STREET, N.W., SUITE 100 WASHINGTON, D.C. 20007 (202) 295-4500 WWW.SFTTLAW.COM

December 1, 2023

Banc of California, Inc.
11611 San Vicente Boulevard, Suite 500
Los Angeles, California 90049

Ladies and Gentlemen:

We have acted as special Maryland counsel to Banc of California, Inc., a Maryland corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) 6,300,000 shares of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”), to be offered pursuant to the Amended and Restated Banc of California 2018 Omnibus Stock Incentive Plan (the “Plan”); and (ii) 910,695 shares of Company Common Stock issued upon conversion, at the Effective Time (as defined below), of PacWest Restricted Stock Awards (as defined below) in accordance with the Merger Agreement (as defined below).

On November 30, 2023, in accordance with the Agreement and Plan of Merger, dated as of July 25, 2023 (the “Merger Agreement”), by and among the Company, Cal Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and PacWest Bancorp, a Delaware corporation (“PacWest”), Merger Sub merged with and into PacWest (the “First Merger”), with PacWest surviving the First Merger, and immediately following the First Merger, PacWest merged with and into the Company (the “Second Merger”), with the Company surviving the Second Merger.  Pursuant to the Merger Agreement, at the effective time of the First Merger (the “Effective Time”), each restricted stock award (a “PacWest Restricted Stock Award”) granted under the Amended and Restated PacWest Bancorp 2017 Stock Incentive Plan was converted into the right to receive 0.6569 of a share of Company Common Stock, subject to the same terms and conditions applicable to such awards immediately prior to the Effective Time, including with respect to vesting conditions, provided that non-employee director awards were fully vested at the Effective Time.

In connection with the rendering of the opinion set forth below, we have examined originals or copies of: (i) the Registration Statement; (ii) the charter and bylaws of the Company as currently in effect; (iii) the Plan; (iv) the Merger Agreement; (v) resolutions adopted by the Company’s Board of Directors; and (vi) such other documents, agreements, records, instruments, certificates of public officials and certificates of officers or other representatives of the Company, PacWest, Merger Sub or others as we have deemed necessary or appropriate for purposes of and as a basis for rendering the opinion set forth below.

In our examination, we have: (i) assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals; (ii) assumed the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies; and (iii) assumed and relied upon the truth, accuracy and completeness (without independent investigation or verification) of the information, representations, warranties and statements contained in the documents, agreements, records, instruments and certificates we have reviewed, including, without limitation, the representations and warranties of the Company, PacWest and Merger Sub set forth in the Merger Agreement.  We have further assumed that all persons, other than the Company, had, have or will have all requisite power and authority to execute and deliver all documents, agreements, records, instruments and certificates examined by us and have also assumed the due authorization by all requisite action by such persons, other than the Company, and the due execution and delivery by such persons, other than the Company, of all such documents, agreements, records, instruments and certificates and the validity and binding effect thereof.

Banc of California, Inc.
December 1, 2023

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the shares of Company Common Stock being so registered will be, when and if issued, sold and paid for in accordance with and as contemplated by the Plan or the Merger Agreement, as applicable, validly issued, fully paid and non-assessable.

In rendering the opinion set forth herein, we express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Maryland, as currently in effect. This opinion is limited to the facts bearing on this opinion as they exist on the date hereof. We disclaim any obligation to review or supplement this opinion or to advise you of any changes in circumstances, laws or events that may occur after the date hereof or otherwise update this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. The opinion expressed herein is a matter of professional judgment and is not a guarantee of result.

Very truly yours,

/s/ SILVER, FREEDMAN, TAFF & TIERNAN LLP
SILVER, FREEDMAN, TAFF & TIERNAN LLP